Exhibit 10.1

This AGREEMENT is made as of April 9th, 2009, by and among Raser Technologies, Inc. ("Raser"), Trail Canyon Geothermal No. 1 SV-02, LLC ("Trail Canyon"), an indirect wholly-owned subsidiary of Raser, Raser Power Systems, , LLC ("RPS"), a direct wholly-owned subsidiary of Raser and Pratt & Whitney Power Systems, Inc. ("PWPS").

RECITALS:

WHEREAS, the Parties, through themselves or through one or more affiliates, have entered into several agreements relating to the purchase of PureCycle geothermal heat-to-electricity units ("Units" and each a "Unit") and the financing and development of certain geothermal power plants;

WHEREAS, Thermo, an affiliate of Raser, and UTC Power Corporation ("UTCP") are parties to that certain Purchase Contract, which was last amended on December 23, 2008, providing for the purchase of 50 Units (the "Thermo 1 Purchase Agreement") for the geothermal power plant project at the Thermo 1 site in Utah ("Thermo 1 Site");

WHEREAS, UTCP assigned all of its right, title and interest in and to its PureCycle geothermal business to an affiliate, PWPS, on or about April 1, 2009;

WHEREAS, Raser and its affiliates desire additional cash to complete work at the Thermo 1 Site to achieve Successful Performance Testing (as that term is defined in the Thermo 1 Purchase Agreement);

WHEREAS, the Parties agree that it is in their mutual best interests that work at the Thermo site be completed to achieve Successful Performance Testing.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises, covenants and undertakings contained herein, the Parties hereby agree as follows:

1. Termination of Raser Purchase and Service Contracts

Raser, as buyer, entered into that certain Purchase Contract with UTCP, as seller, dated as of December 23, 2008, for the purchase of one hundred sixty (160) Units (the "Raser Purchase Agreement"). Raser and UTCP also entered into that certain Service Agreement, dated as of December 23, 2008, to provide for the servicing of the Units under the Raser Purchase Agreement by UTCP (the "Raser Service Agreement"). UTCP has delivered 73 of the 160 Units ordered under the Raser Purchase Agreement (the "Raser Units") for which certain deposits have been paid, but no other amounts have been paid..

The Parties agree that, as of the date of this Agreement:

(i) the Raser Purchase Agreement and Raser Service Agreement are hereby terminated and are of no further force or effect; and

(ii) PWPS will have legal and beneficial title to the Raser Units free and clear of all encumbrances.

In lieu of paying for the costs to transport the Raser Units to a destination selected by PWPS, Raser and RPS, at their sole cost and expense, agrees to secure and store the Raser Units appropriately to prevent theft or damage. Raser and RPS further agree that the Raser Units will be clearly marked as property of PWPS. PWPS will insure the Raser Units against loss or damage, the premium for such insurance will be deducted from the Non-Refundable Deposit (defined in Section 9 below). Within three (3) days of this Agreement, Raser and RPS will provide UTCP/PWPS, by serial number, the location of each of the Raser Units. Raser and RPS will provide PWPS or its authorized representatives unrestricted access to the Raser Units. If, at any time, PWPS determines in its sole discretion to remove the Raser Units, Raser and RPS shall cooperate with, and provide reasonable assistance to, PWPS to facilitate such removal.

PWPS and Raser each waive, release and discharge the other party from each and every past, current and future obligation, covenant, agreement, stipulation, payment and each other liability of a similar or dissimilar nature that could be required to be performed by either party under the terms of the Raser Purchase Agreement or the Raser Service Agreement or in any manner connected therewith or arising thereunder.

2. Termination of Trail Canyon Purchase and Service Contracts

Trail Canyon, as buyer, entered into that certain Purchase Contract with UTCP, as seller, dated as of December 23, 2008, for the purchase of forty (40) Units (the "Trail Canyon Purchase Agreement"). Trail Canyon and UTCP also entered into that certain Service Agreement, dated as of December 23, 2008, to provide for the servicing of the Units under the Trail Canyon Purchase Agreement by UTCP (the Trail Canyon Service Agreement"). UTCP has delivered all 40 Units ordered under the Trail Canyon Purchase Agreement (the "Trail Canyon Units") for which certain deposits have been paid, but no other amounts have been paid.

The Parties agree that, as of the date of this Agreement:

(i) the Trail Canyon Purchase Agreement and Trail Canyon Service Agreement are hereby terminated and are of no further force or effect and

(ii) PWPS will have legal and beneficial title to the Trail Canyon Units free and clear of all encumbrances.

In lieu of paying for the costs to transport the Trail Canyon Units to a destination selected by PWPS, Raser and RPS, at their sole cost and expense, agree to secure and store the Trail Canyon Units appropriately to prevent theft or damage. Raser and RPS further agrees that the Trail Canyon Units will be clearly marked as property of PWPS. PWPS will insure the Trail Canyon Units against loss or damage, the premium for such insurance will be deducted from the Non-Refundable Deposit (defined in Section 9 below). Within three (3) days of this Agreement, Raser will provide PWPS, by serial number, the location of each of the Trail Canyon Units. Raser and RPS will provide PWPS or its authorized representatives unconditional access to the Trail Canyon Units. If, at any time, PWPS determines in its sole discretion to remove the Trail Canyon Units, Raser and RPS shall cooperate with, and provide reasonable assistance to, PWPS to facilitate such removal.

PWPS and Trail Canyon each waive, release and discharge the other party from each and every past, current and future obligation, covenant, agreement, stipulation, payment and each other liability of a similar or dissimilar nature that could be required to be performed by either party under the terms of the Trail Canyon Purchase Agreement or the Trail Canyon Service Agreement or in any manner connected therewith or arising thereunder.

3. Termination of Letter Agreement dated August 31, 2008

Raser and UTCP entered into that certain Letter Agreement dated August 31, 2008 (the "Letter Agreement" providing for the rolling of certain deposits and providing for a modified invoicing schedule relating to certain geothermal projects.

The Parties agree that, as of the date of this Agreement, the Letter Agreement is hereby terminated and is of no further force or effect. PWPS and Raser each waive, release and discharge the other party from each and every past, current and future obligation, covenant, agreement, stipulation, payment and each other liability of a similar or dissimilar nature that could be required to be performed by either party under the terms of the Letter Agreement or in any manner connected therewith or arising thereunder.

4. Termination of Sourcing and Development Agreement dated April 6, 2007

UTCP and Raser entered into that certain Sourcing and Development Agreement dated April 6, 2007, providing a framework for the purchase of current generation Units and development of next generation Units.

The Parties agree that, as of the date of this Agreement, the Sourcing and Development Agreement is hereby terminated and is of no further force or effect. Except for the confidentiality obligations of the Parties pursuant to Section 10 of the Sourcing and Development Agreement, PWPS and Raser each waive, release and discharge the other party from each and every past, current and future obligation, covenant, agreement, stipulation, payment and each other liability of a similar or dissimilar nature that could be required to be performed by either party under the terms of the Sourcing and Development Agreement or in any manner connected therewith or arising thereunder.

5. PWPS Exclusive Equipment Provider; Inventory Priority; Preferential Pricing

Exclusivity. Until the earlier of three years from the date of this Agreement and the date on which Raser has installed 200 Units in addition to the Thermo No. 1 Purchase Agreement Units, Raser, on behalf of itself and any affiliate thereof (whether currently in existence or formed after the date hereof) covenants and agrees that PWPS will be the exclusive provider of heat-to-electricity equipment used for any merchant power plant project developed by, or in cooperation with, Raser or any affiliate thereof; PROVIDED, HOWEVER, that this provision shall not apply to projects where PWPS is unable or unwilling to meet the needs of such project.

Inventory Priority. Throughout 2009, PWPS covenants and agrees to maintain fifty (50) Units in inventory allocated to Raser (the "Initial Inventory Units").

Preferential Pricing. For a period of two years from the date of this Agreement, PWPS covenants and agrees that for a period of two years from the date of this Agreement, the per unit purchase price for any additional Units purchased by Raser shall be no greater than the per unit purchase price then currently received by any other buyer for the same or like Units in equal or less quantities.

6. Manufacturing Priority

2010 Manufacturing Option. Provided that Raser purchases, pays for and takes delivery of at least 20 MW of Units in the aggregate during calendar year 2008 and 2009, then Raser will have Manufacturing Priority for Units for delivery in 2010.

"Manufacturing Priority" shall mean that, upon receipt by PWPS of the non-refundable down payment at least six months prior to the anticipated delivery date for the first deliverable unit for the purchase of Units, under an executed purchase contract, Raser shall receive first priority with respect to PWPS' manufacturing capacity for Units, where necessary to meet the applicable delivery dates in the applicable purchase contract between the parties, subject to PWPS' then currently available manufacturing capacity based on PWPS' prior commitments to third parties.

7. Future Purchases

Future purchases of Units by Raser or its affiliates will be on terms and conditions substantially similar to those contained in the Raser Purchase Agreement, including the invoice schedule as follows:

15% of the per Unit contract price shall be due and payable upon the execution of the purchase contract.

80% of the per Unit contract price shall be invoiced upon delivery of each Unit to the destination.

5% of the per Unit contract price, plus shipping to the destination and initial start up or 90 days after the Unit's delivery, whichever occurs first.

Notwithstanding the foregoing invoicing schedule, PWPS agrees that until the Benchmark (as defined below) has been achieved, the purchase contract for future purchases of Units for new geothermal power projects that are financed by the Lender (as that term is defined in the Thermo 1 Purchase Agreement) will include an invoicing schedule substantially similar to the invoicing schedule set forth in the Thermo 1 Purchase Agreement under the section entitled "Invoicing Schedule." The "Benchmark" means the first two geothermal projects (which may, but are not required to include the project contemplated by the Thermo 1 Purchase Agreement), that: (i) are owned, directly or indirectly, by Raser; (ii) use Units supplied by PWPS to generate electricity and (iii) achieve a Successful Performance Test or operate in accordance with the applicable purchase contract for sixty (60) consecutive days following the date upon which such projects are placed in service, whichever occurs first.

8. Estimate for Thermo 1 Completion

The draft Estimate-To-Complete set forth as Annex A has been prepared by Raser/Thermo and details all activities reasonably necessary for the completion of the work at the Thermo 1 Site specific by vendor, activity and timing of each expected activity. Additionally the Estimate-To-Complete sets forth what is estimated versus what is firm based on purchase commitments and indicates any advances paid to such vendors to date for such items or in advance of the goods or services being completed. Raser/Thermo will provide a reconciliation of all accounts payable related to the Thermo 1 Site by April 15, 2009. The Estimate-To-Complete will contain the 27% unbilled portion of the Total Contract Price (as that term is defined in the Thermo 1 Purchase Agreement) for the Thermo 1 Site and nothing in this Agreement shall relieve Raser or Thermo of its obligation to pay the unbilled portion of the Total Contract Price, and the obligation to pay the unbilled portion of the Total Contract Price to PWPS in accordance with the Thermo 1 Purchase Agreement is hereby affirmed.

9. Certain Uses of Non-Refundable Deposits; Step-In Rights

In connection with the Raser Purchase Agreement and Trail Canyon Purchase Agreement, UTCP received deposits totaling $8,855,250.00, which deposits are non-refundable (the Non-Refundable Deposit"). Notwithstanding the foregoing, PWPS hereby agrees to release up to $7,355,250.00 (the difference of $1,500,000 is deemed a restructuring charge) of the Non-Refundable Deposit less the cost of the insurance premiums referenced in Sections 1 and 2 (the "Refundable Deposit"), to Raser for payment to those third party vendors (and not to Raser, Thermo or any affiliate, shareholder, or lender thereof), and for those purposes set forth on the Estimate-To-Complete described above, for up to the amounts specified for each line item activity described therein to help facilitate completion of work at the Thermo 1 Site; provided, that Raser/Thermo (1) provide reasonable documentation to PWPS evidencing the work performed by the third party vendor, (2) provide reasonable documentation to PWPS evidencing the payment of such third party vendor, (3) represent that the amount to be paid is solely related to the Thermo 1 Site and is necessary to keep the project moving forward; further provided that the Refundable Deposit may be released to Raser in installments at times and in the amounts at the sole reasonable discretion of PWPS. . The difference between the Refundable Deposit and the amounts paid to third party vendors will be held by PWPS unless and until the Thermo I Site achieves Successful Performance Testing and PWPS is paid in full for the unbilled portion of the Total Contract Price pursuant to the Thermo I Purchase Agreement and that certain Reimbursement Agreement between Raser and UTCP dated August 31, 2008.

Raser and Thermo represent and warrant that the Raser Units and Trail Canyon Units (collectively the "PWPS Units") will be owned by PWPS free and clear of all encumbrances. In the event that any PWPS Unit is encumbered in any way by any creditor of Raser, Thermo or any affiliate thereof, such encumbrance will be removed prior to payment of any third party vendor pursuant to this Section 9; provided, that PWPS will be entitled to withhold any remaining portion of the Refundable Deposit until such encumbrance is removed.

Step In Right

Notwithstanding anything to the contrary contained in that certain Step-In and Standstill Agreement, PWPS will have the right to exercise the step-in rights set forth in such agreement at any time after May 1, 2009, if Raser/Thermo do not obtain the written consent of Lender to extend the date of Successful Performance Testing from June 15, 2009 until at least September 15, 2009.

10. Miscellaneous

This Agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Parties hereto. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respect successors and assigns. A Party may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other Parties, except that UTCP is expressly permitted to assign its rights and obligations to PWPS.

This Agreement may be executed in any number of counterparts, each of which will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this letter agreement.

The rights of the parties under this Agreement and the construction and effect of every provision hereof will be subject to and construed according to the laws of the State of Connecticut.

The rights of the parties under this Agreement and the construction and effect of every provision hereof will be subject to and construed according to the laws of the State of Connecticut, including the Uniform Commercial Code, and the United States of America, excluding the United Nations Convention on the International Sale of Goods.

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IN WITNESS WHEREOF, the Parties by their duly authorized signatories, have signed this Agreement effective as of the date first noted above.

RASER TECHNOLOGIES, INC.	PRATT & WHITNEY POWER SYSTEMS, INC.
By: /s/ Brent M. Cook_________________ Its: Chief Executive Officer	By: /s/ Peter Christman________________ Its: President
RASER POWER SYSTEMS, LLC
By: /s/ Brent M. Cook_________________ Its: Managing Member
TRAIL CANYON GEOTHERMAL NO. 1 SV-02, LLC
By: /s/ Brent M. Cook_________________ Its: Managing Member